Exhibit 99.1

Fox Factory Holding Corp. Announces Fourth Quarter and Fiscal 2022 Financial Results
Achieves Quarterly Sales of $408.6 Million
Reports Earnings per Diluted Share of $1.25
Reports Non-GAAP Adjusted Earnings per Diluted Share of $1.43
Introduces Fiscal 2023 Guidance

DULUTH, Georgia, February 23, 2023 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the fourth quarter and fiscal year ended December 30, 2022.
Fourth Quarter Fiscal 2022 Highlights
•Sales increased 19.4% to $408.6 million, compared to $342.3 million in the same period last fiscal year
•Gross profit increased 22.0% to $130.9 million, compared to $107.3 million in the same period last fiscal year. Gross margin percentage increased 70 basis points to 32.0%, compared to 31.3% in the same period last fiscal year; non-GAAP adjusted gross margin percentage increased 40 basis points to 32.0%, compared to 31.6% in the same period last fiscal year
•Net income was $53.0 million, or 13.0% of sales and $1.25 of earnings per diluted share, compared to $37.7 million, or 11.0% of sales and $0.89 of earnings per diluted share in the same period last fiscal year
•Non-GAAP adjusted net income was $60.8 million, or $1.43 of non-GAAP adjusted earnings per diluted share, compared to $44.8 million, or $1.06 of non-GAAP adjusted earnings per diluted share in the same period last fiscal year
•Adjusted EBITDA was $76.8 million, or 18.8% of sales, compared to $61.1 million, or 17.8% of sales in the same period last fiscal year
“Thanks to a strong finish in the fourth quarter, FOX had another record year for both revenue and earnings in 2022. Our team stayed focused on our mission, leveraging our diverse portfolio to combat supply chain and labor constraints, as well as threats from inflation. In the fourth quarter, we also saw continued improvement in our Gainesville, Georgia facility, which provides a solid foundation for continued improvement in 2023. To further diversify our business and to continue building on our vertical integration strategy, we recently announced the acquisition of Custom Wheel House, LLC. Custom Wheel House, based out of Rancho Dominguez, California, designs, markets, and distributes high-performance wheels, performance off-road tires, and accessories including the premier flagship brand Method Race Wheels. This acquisition provides us with additional market diversification, as well as significant vertical integration for our lift kit and up-fitted truck business.” said Mike Dennison, FOX’s Chief Executive Officer. “As we enter 2023, we are aware that the global economy will continue to experience some challenges under the weight of inflationary pressures and tightening monetary conditions. As we navigate these challenges we will continue to fine-tune our product lines, while exploring investments to ensure our future success. Our achievements in 2022 provide us with confidence in our ability to execute our tactical objectives as well as deliver on our long term strategic vision.”

Sales for the fourth quarter of fiscal 2022 were $408.6 million, an increase of 19.4%, as compared to sales of $342.3 million in the fourth quarter of fiscal 2021. This increase reflects a 38.5% increase in Powered Vehicles Group sales and a 1.9% decrease in Specialty Sports Group sales. The increase in Powered Vehicles Group sales is primarily due to increased demand in the original equipment manufacturer ("OEM") channel and strong performance in our upfitting product lines. The decrease in Specialty Sports Group sales is driven by return to seasonality.
Gross margin was 32.0% for the fourth quarter of fiscal 2022, a 70 basis point increase from gross margin of 31.3% in the fourth quarter of fiscal 2021. Non-GAAP adjusted gross margin increased 40 basis points to 32.0% from the same prior fiscal year period, excluding the effects of strategic transformation costs and other non-recurring items. The increase in gross margin was primarily driven by efficiencies gained at our Gainesville, Georgia facility and strong performance in our upfitting product lines. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.
Total operating expenses were $74.2 million for the fourth quarter of fiscal 2022, compared to $64.2 million in the fourth quarter of fiscal 2021. Operating expenses increased by $10.0 million primarily due to higher employee headcount and benefit-related costs, higher insurance and facility-related expenses, and higher commission costs. As a percentage of sales, operating expenses for the fourth quarter of fiscal 2022 were 18.1%, compared to 18.8% in the fourth quarter of fiscal 2021. Non-GAAP operating expenses were $66.1 million, or 16.2% of sales in the fourth quarter of fiscal 2022, compared to $57.2 million, or 16.7% of sales, in the fourth quarter of the prior fiscal year. Reconciliations of operating expense to non-GAAP operating expense are provided at the end of this press release.
The Company’s effective tax rate was 0.4% in the fourth quarter of fiscal 2022, compared to 9.6% in the fourth quarter of fiscal 2021. The decrease in the Company’s effective tax rate was primarily due to U.S. tax regulations proposed in November 2022 that the Company early adopted and resulted in the ability to use certain foreign tax credits. This was partially offset by decreased benefits from stock compensation deductions.
Net income in the fourth quarter of fiscal 2022 was $53.0 million, compared to $37.7 million in the fourth quarter of the prior fiscal year. Earnings per diluted share for the fourth quarter of fiscal 2022 were $1.25, compared to earnings per diluted share of $0.89 for the fourth quarter of fiscal 2021.
Non-GAAP adjusted net income in the fourth quarter of fiscal 2022 was $60.8 million, or $1.43 of adjusted earnings per diluted share, compared to adjusted net income of $44.8 million, or $1.06 of adjusted earnings per diluted share, in the same period of the prior fiscal year. Reconciliations of net income as compared to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per diluted share are provided at the end of this press release.
Adjusted EBITDA in the fourth quarter of fiscal 2022 was $76.8 million, compared to $61.1 million in the fourth quarter of fiscal 2021. Adjusted EBITDA margin in the fourth quarter of fiscal 2022 was 18.8%, compared to 17.8% in the fourth quarter of fiscal 2021. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.

Fiscal Year 2022 Results
Sales for the twelve months ended December 30, 2022 were $1,602.5 million, an increase of 23.4%, compared to sales of $1,299.1 million in fiscal year 2021. Sales of Powered Vehicle and Specialty Sports products increased 28.0% and 17.6%, respectively, for fiscal year 2022 compared to the prior fiscal year period.
Gross margin was 33.2% in fiscal year 2022, a 10 basis point decrease, compared to gross margin of 33.3% in fiscal year 2021. On a non-GAAP basis, adjusted gross margin was 33.4% in fiscal year 2022, a 10 basis point decrease, compared to 33.5% in fiscal year 2021, excluding the effects of strategic transformation costs and other non-recurring items. The decrease in gross margin for fiscal year 2022 was primarily due to increases in factory overhead and materials costs, each of which were driven higher by inflation. Additionally, the completion of the planned shutdown of our Watsonville, California facility and transition of those production lines resulted in inefficiencies in the first half of fiscal year 2022, as we ramped up our Gainesville, Georgia facility. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.
Net income in fiscal year 2022 was $205.3 million, compared to $163.8 million in the prior fiscal year. Earnings per diluted share for fiscal year 2022 was $4.84, compared to $3.87 in fiscal year 2021.
Non-GAAP adjusted net income in fiscal year 2022 was $232.7 million, or $5.49 of adjusted earnings per diluted share, compared to $190.8 million, or $4.50 of adjusted earnings per diluted share in the prior fiscal year. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per diluted share are provided at the end of this press release.
Adjusted EBITDA increased to $321.8 million in fiscal year 2022, compared to $263.9 million in fiscal year 2021. Adjusted EBITDA margin decreased to 20.1% in fiscal year 2022, compared to 20.3% in fiscal year 2021. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.
Balance Sheet Highlights
As of December 30, 2022, the Company had cash and cash equivalents of $145.3 million, compared to $179.7 million as of December 31, 2021. Inventory was $350.6 million as of December 30, 2022, compared to $279.8 million as of December 31, 2021. As of December 30, 2022, accounts receivable and accounts payable were $200.4 million and $131.2 million, respectively, compared to $142.0 million and $100.0 million, respectively, as of December 31, 2021. Prepaids and other current assets were $101.4 million as of December 30, 2022, compared to $123.1 million as of December 31, 2021. The increase in inventory is due to several factors, including natural growth to meet anticipated demand, receipt of long lead time items that had been delayed, and higher levels of safety stock to mitigate supply chain uncertainty. The increases in accounts receivable and accounts payable reflect normal business growth, as well as the timing of customer collections and vendor payments. The decrease in prepaids and other current assets is primarily due to a lower supply of chassis as we worked through the safety stock that we had stored since early 2022, partially offset by an increase in various tax credits. Deferred tax assets were $57.3 million as of December 30, 2022, compared to $35.0 million as of December 31, 2021. The increase in deferred tax assets was primarily due to recently finalized tax regulations that require the capitalization of research and development expenses. Total debt was $200.0 million as of December 30, 2022, compared to $378.5 million as of December 31, 2021, due to additional payments made on our line of credit.

Acquisition of Custom Wheel House, LLC ("Custom Wheel House")
As previously announced on February 21, 2023, the Company’s subsidiary, Fox Factory, Inc., has signed a definitive agreement to acquire all of the outstanding equity interest of Custom Wheel House ("Custom Wheel House") for $131.6 million. Custom Wheel House is a designer, marketer and distributor of automotive aftermarket wheels, performance tires and accessories, including the premier flagship brand Method Race Wheels. The transaction will be financed through a combination of cash on hand and borrowings under our existing 2022 Credit Facility. This transaction is expected to close in the first quarter of 2023, subject to customary closing conditions, and to be accretive to FOX’s fiscal 2023 financial results.
Fiscal 2023 Guidance
For the first quarter of fiscal 2023, the Company expects sales in the range of $380 million to $400 million and non-GAAP adjusted earnings per diluted share in the range of $1.10 to $1.30.
For the fiscal year 2023, the Company expects sales in the range of $1,670 million to $1,700 million and non-GAAP adjusted earnings per diluted share in the range of $5.15 to $5.45. For purposes of our fiscal 2023 guidance, we expect our full year effective tax rate to be within the range of 15% to 18%.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, strategic transformation costs and other non-recurring items. A quantitative reconciliation of non-GAAP adjusted earnings per diluted share for the first quarter and full fiscal year 2023 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 274-8461, and international listeners may dial (203) 518-9814; the conference ID is FOXFQ422 or 36937422. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle OEMs. Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted gross profit,” “non-GAAP adjusted gross margin,” “non-GAAP operating expense,” “non-GAAP adjusted net income,” “non-GAAP adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines non-GAAP adjusted gross profit as gross profit margin adjusted for certain strategic transformation costs and other non-recurring items. Non-GAAP adjusted gross margin is defined as non-GAAP adjusted gross profit divided by total sales. FOX defines non-GAAP operating expense as operating expense adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, and strategic transformation costs. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, strategic transformation costs and other non-recurring items, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, litigation and settlement related expenses, acquisition and integration-related expenses, strategic transformation costs and other non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted gross profit, non-GAAP operating expense, non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted gross margin, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted gross profit, non-GAAP adjusted gross margin, non-GAAP operating expense, non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	December 30,	December 31
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$145,250	$179,686
Accounts receivable (net of allowances of $443 and $410 at December 30, 2022 and December 31, 2021, respectively)	200,440	142,040
Inventory	350,620	279,837
Prepaids and other current assets	101,364	123,107
Total current assets	797,674	724,670
Property, plant and equipment, net	202,215	192,003
Lease right-of-use assets	48,096	38,752
Deferred tax assets	57,339	34,998
Goodwill	323,978	323,299
Intangibles, net	178,980	197,021
Other assets	10,054	4,986
Total assets	$1,618,336	$1,515,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$131,160	$99,984
Accrued expenses	127,729	112,378
Current portion of long-term debt	—	17,500
Total current liabilities	258,889	229,862
Line of credit	200,000	—
Long-term debt, less current portion	—	360,953
Other liabilities	38,061	30,832
Total liabilities	496,950	621,647
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of December 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value — 90,000 authorized; 43,160 shares issued and 42,270 outstanding as of December 30, 2022; 43,010 shares issued and 42,120 outstanding as of December 31, 2021	42	42
Additional paid-in capital	356,239	344,119
Treasury stock, at cost; 890 common shares as of December 30, 2022 and December 31, 2021	(13,754)	(13,754)
Accumulated other comprehensive income	14,782	4,876
Retained earnings	764,077	558,799
Total stockholders’ equity	1,121,386	894,082
Total liabilities and stockholders’ equity	$1,618,336	$1,515,729

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2022	2021	2022	2021
Sales	$408,641	$342,329	$1,602,491	$1,299,064
Cost of sales	277,769	235,027	1,071,148	866,732
Gross profit	130,872	107,302	531,343	432,332
Operating expenses:
Sales and marketing	20,529	18,710	90,801	70,925
Research and development	15,394	13,157	56,205	46,567
General and administrative	32,921	27,032	116,103	97,241
Amortization of purchased intangibles	5,323	5,317	21,537	20,685
Total operating expenses	74,167	64,216	284,646	235,418
Income from operations	56,705	43,086	246,697	196,914
Interest and other expense, net:
Interest expense	2,598	1,811	8,939	8,162
Other expense (income), net	927	(484)	3,994	371
Interest and other expense, net	3,525	1,327	12,933	8,533
Income before income taxes	53,180	41,759	233,764	188,381
Provision for income taxes	221	4,025	28,486	24,563
Net income	$52,959	$37,734	$205,278	$163,818
Earnings per share:
Basic	$1.25	$0.90	$4.86	$3.90
Diluted	$1.25	$0.89	$4.84	$3.87
Weighted-average shares used to compute earnings per share:
Basic	42,284	42,112	42,232	42,022
Diluted	42,417	42,389	42,384	42,366

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following table provides a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income (a non-GAAP measure), and the calculation of non-GAAP adjusted earnings per share (a non-GAAP measure) for the three and twelve months ended December 30, 2022 and December 31, 2021. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2022	2021	2022	2021
Net income	$52,959	$37,734	$205,278	$163,818
Amortization of purchased intangibles	5,323	5,317	21,537	20,685
Litigation and settlement-related expenses	2,626	123	4,222	821
Other acquisition and integration-related expenses (1)	112	1,572	1,824	6,094
Strategic transformation costs (2)	—	851	2,769	3,422
Non-recurring property tax assessment (3)	—	—	841	—
Tax impacts of reconciling items above (4)	(180)	(794)	(3,801)	(4,045)
Non-GAAP adjusted net income	$60,840	$44,803	$232,670	$190,795

Non-GAAP adjusted EPS
Basic	$1.44	$1.06	$5.51	$4.54
Diluted	$1.43	$1.06	$5.49	$4.50

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	42,284	42,112	42,232	42,022
Diluted	42,417	42,389	42,384	42,366
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(3) Represents amounts paid for a non-recurring property tax assessment.
(4) Tax impact calculated based on the respective year-to-date effective tax rate.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(in thousands)
(unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and the calculations of net income margin and adjusted EBITDA margin (a non-GAAP measure) for the three and twelve months ended December 30, 2022 and December 31, 2021. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2022	2021	2022	2021
Net income	$52,959	$37,734	$205,278	$163,818
Provision for income taxes	221	4,025	28,486	24,563
Depreciation and amortization	12,428	11,519	49,241	43,425
Non-cash stock-based compensation	4,972	4,060	16,351	13,914
Litigation and settlement-related expenses	2,626	123	4,222	821
Other acquisition and integration-related expenses (1)	112	1,412	1,710	5,453
Strategic transformation costs (2)	—	851	2,769	3,422
Non-recurring property tax assessment (3)	—	—	841	—
Interest and other expense, net	3,525	1,327	12,933	8,533
Adjusted EBITDA	$76,843	$61,051	$321,831	$263,949

Net Income Margin	13.0%	11.0%	12.8%	12.6%

Adjusted EBITDA Margin	18.8%	17.8%	20.1%	20.3%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $114 in stock-based compensation for the twelve month period ended December 30, 2022, and $160 and $641 of stock-based compensation for the three and twelve month periods ended December 31, 2021, respectively.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(3) Represents amounts paid for a non-recurring property tax assessment.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND NON-GAAP ADJUSTED GROSS MARGIN
(in thousands)
(unaudited)
The following table provides a reconciliation of gross profit to non-GAAP adjusted gross profit (a non-GAAP measure) for the three and twelve months ended December 30, 2022 and December 31, 2021, and the calculation of gross margin and non-GAAP adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2022	2021	2022	2021
Sales	$408,641	$342,329	$1,602,491	$1,299,064

Gross Profit	$130,872	$107,302	$531,343	$432,332
Strategic transformation costs (1)	—	851	2,769	3,422
Non-recurring property tax assessment (2)	—	—	841	—
Non-GAAP Adjusted Gross Profit	$130,872	$108,153	$534,953	$435,754

Gross Margin	32.0%	31.3%	33.2%	33.3%

Non-GAAP Adjusted Gross Margin	32.0%	31.6%	33.4%	33.5%
(1) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(2) Represents amounts paid for a non-recurring property tax assessment.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO NON-GAAP OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF OPERATING EXPENSE AND NON-GAAP OPERATING EXPENSE AS A PERCENTAGE OF SALES
(in thousands)
(unaudited)
The following tables provide a reconciliation of operating expense to non-GAAP operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of sales and non-GAAP operating expense as a percentage of sales (a non-GAAP measure), for the three and twelve months ended December 30, 2022 and December 31, 2021. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2022	2021	2022	2021
Sales	$408,641	$342,329	$1,602,491	$1,299,064

Operating Expense	$74,167	$64,216	$284,646	$235,418
Amortization of purchased intangibles	(5,323)	(5,317)	(21,537)	(20,685)
Litigation and settlement-related expenses	(2,626)	(123)	(4,222)	(821)
Other acquisition and integration-related expenses (1)	(112)	(1,572)	(1,824)	(6,094)
Non-GAAP operating expense	$66,106	$57,204	$257,063	$207,818

Operating expense as a percentage of sales	18.1%	18.8%	17.8%	18.1%

Non-GAAP operating expense as a percentage of sales	16.2%	16.7%	16.0%	16.0%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the impact of the global outbreak of COVID-19 on the Company’s business and operations; the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to maintain its suppliers for materials, product parts and vehicle chassis without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; the impact of change in China-Taiwan relations on our business, our operations or our supply chain, the impact of the Russian invasion of Ukraine on the global economy, energy supplies and raw materials; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate increases in response thereto; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and filed with the Securities and Exchange Commission on February 24, 2022, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Fox Factory Holding Corp.
Vivek Bhakuni
Sr. Director of Investor Relations and Business Development
706-471-5241
vbhakuni@ridefox.com